Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT
This Employment and Non-Competition Agreement (this “Agreement”), was originally entered into on March 27, 2012, between Interface Security Systems, L.L.C., a Louisiana limited liability company (the “Employer”), and Charles H. Moeling (the “Employee”).
WHEREAS, the Employer wishes to continue employing the Employee as the Executive Vice President Sales and Chief Marketing Officer of the Employer, and the Employee wishes to continue working as the Executive Vice President Sales of the Employer, on the terms set forth below.
NOW, THEREFORE, the original agreement is hereby amended and agreed as follows:
1.Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

2.Duties. The Employee shall be employed as the Executive Vice President of Sales and Chief Marketing Officer of the Employer. In such capacity, the Employee shall have the responsibilities and duties customary for such offices and such other executive responsibilities and duties as are assigned by the CEO of Interface Security Systems Holdings, Inc. (“Holdings”) which are consistent with the Employee’s position. The Employee agrees to devote his full business time and efforts to the performance of his duties to the Employer and each of its subsidiaries and shall not engage in any other business activities.

3.Term. Unless earlier terminated pursuant to Section 6, the renewal term of employment of the Employee hereunder shall commence on August 10, 2015 (the “Commencement Date”) and shall continue until September 14, 2017 (the “Initial Term”), and shall thereafter be automatically renewed for additional one (1) year terms (each, a “Renewal Term”), unless either party gives the other party written notice of non-renewal of this Agreement at least six months (6) months prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be.

4.Compensation and Benefits. Until the termination of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a)Base Salary. The Employer shall pay the Employee, in accordance with the Employer’s then current payroll practices, a base salary (the “Base Salary”) at an annual rate of $225,000. The Base Salary shall not be decreased at any time during the term of this Agreement, except that the Base Salary may be decreased by the Board of Directors of Holdings (the “Board”) if the base salaries of all other executive officers of the Employer are decreased by the same percentage and for the same period of time.

(b)Bonus. During the term of this Agreement, the Employer shall be subject to a bonus plan (the “Employee Bonus Plan”). The Employee Bonus Plan shall be designed to provide the Employee with an opportunity to earn and receive certain bonus payments (less any amount required to be withheld under applicable laws and less any applicable Draw Amount (as defined in the Employee Bonus Plan) (if any)) (the “Employee Bonus”) based on the Employer and Employee achieving expected levels of sales performance targets during the period(s) covered by such Employee Bonus Plan. The sales performance targets under each such Employee Bonus Plan shall be based on the Employer achieving certain recurring monthly revenue (“RMR”) targets, and the Employee Bonus shall be based on certain commission levels calculated in accordance with such RMR targets. If the Employee Bonus Plan for each quarter in a calendar year meets or exceeds the applicable RMR targets for each such quarter, the Employee shall receive the Employee Bonus for such quarter; provided, however, that if the Employee Bonus Plan for the year meets or exceeds the applicable RMR targets for that year, but not for each quarter in such year, the Employee shall receive the Employee Bonus for such year reduced by the aggregate amount of the Employee Bonus for each quarter (if any) paid to such Employee in that year. The Employee shall be entitled to receive the applicable Employee Bonus if the Employee is employed by the Employer on the last day of the quarter or year to which the Employee Bonus Plan applies. Any such Employee Bonus shall be paid by the Employer within the forty-five (45) day period immediately following the last day of the quarter or year in which it is earned, as applicable, as soon as administratively feasible after the availability of the results needed to calculate the degree of achievement of such bonus under the applicable Employee Bonus Plan. The Employee Bonus Plan is as set forth on Addendum 1 attached hereto and will continues in effect until such time as it is amended by mutual agreement of Employer and Employee.

(c)Vacation. The Employee shall be entitled to four (4) weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

(d)Insurance; Other Benefits. The Employee shall be entitled to participate in or receive benefits under all accident, disability, life and health insurance plans, all pension, retirement, deferred compensation and all other employee benefit plans maintained by the Employer at the same rates provided in the Employer’s Company Handbook. Employer agrees to pay 100% of the Employees premiums related to the applicable Employer plan.

(e)Travel Expenses. The Employer acknowledges that the Employee resides in the vicinity of Atlanta, Georgia, and shall commute to the Employer’s office in Dallas County, Texas. The Employer shall pay the Employee’s reasonable travel expenses associated with such commuting and business travel from the Atlanta, Georgia area.

5.Expenses. The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder plus an Automobile Allowance of $2400 per month. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

6.Termination. The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to Section 3 above, except that the employment of the Employee hereunder shall earlier terminate:

(a)Death. Upon the death of the Employee during the term of his employment hereunder.

(b)Disability. At the option of the Employer, in the event of the Employee’s Disability (as defined below), upon thirty (30) days’ written notice from the Employer. For purposes hereof, the Employee shall be deemed to have a “Disability” if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Employee has for three (3) months, consecutive or non‑consecutive, in any twelve (12) month period been disabled in a manner which would constitute “disability” for purposes of the disability insurance policy provided by the Employer pursuant to Section 4(d). Any refusal by the Employee to submit to a medical examination for the purpose of certifying Disability under this Section 6(b) shall be deemed to constitute conclusive evidence of the Employee’s Disability.

(c)For Cause. For “Cause” immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

(i)the Employee shall have committed an act of fraud, embezzlement, misappropriation of funds or material property or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer’s business; or

(ii)the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony; or

(iii)the Employee shall have committed a breach of any of the covenants, terms and provisions of Sections 7 or 8 hereof; or

(iv)the Employee shall have breached any one or more of the provisions of this Agreement (excluding Sections 7 and 8 hereof) and such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail; or

(v)the Employee shall have engaged in willful misconduct or gross negligence in the performance of the Employee’s duties; or

(vi)the Employee shall have refused, after written notice, to obey any lawful resolution of or direction by the Board; or

(vii)the Employee shall be chronically absent from work (excluding vacation, illnesses or leaves of absence approved by the Board).

(d)Resignation. At any time, upon written notice by the Employee to the Employer.

(e)Termination Without Cause. At any time, upon written notice by the Employer to the Employee. For purposes of clarity, termination without cause does not include non-renewal of this Agreement by either the Employer or the Employee as provided in Section 3.

(f)Rights and Remedies on Termination.

(i)If the Employee’s employment hereunder is terminated pursuant to Sections 6(a) or 6(b) or, by the Employee pursuant to Section 6(d), then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration and any earned and unpaid bonuses (if any).

(ii)If the Employee’s employment hereunder is terminated by the Employer pursuant to Section 6(c), then the Employee shall be entitled to receive his Base Salary through the date of termination or expiration.

(iii)If the Employee’s employment hereunder is terminated by the Employer pursuant to Section 6(e), then the Employee shall be entitled to receive (A) payment, in accordance with the Employer’s then current payroll practices, of the Employee’s Base Salary in effect at the time of such termination, for a period equal to Twelve (12) months following such termination and (B) any earned and unpaid bonuses payable (if any) in one lump sum payment within fifteen (15) days after such termination (such payments described in the foregoing (A) and (B) of this Section 6(f)(iii), together, the “Severance Payment”). The Employer’s obligation to pay the Severance Payment (including any installment thereof), as contemplated by this Section ý6ý(f)(ii), is expressly conditioned upon the Employee’s (i) execution of a full general release, releasing any and all claims (known and unknown) that the Employee may have against the Employer arising out of or in any way related to the Employee’s employment or termination of employment with the Employer and (ii) continued compliance by the Employee with the provisions of the Employer’s Employee Proprietary Information and Inventions Agreement. In the event that the Employee fails to comply with any such conditions, the Employer’s obligation to pay the Severance Payment (including any installment thereof) will terminate and be of no further effect.

(iv)If the Employee’s employment hereunder is terminated pursuant to Sections 6(a), 6(b), 6(d) or 6(e) then the Employee shall be entitled to payment for any accrued and unused vacation as of the date of termination.

(v)Except as otherwise set forth in this Section 6(f), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any portion of his Base Salary through the date of his termination and any expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties prior to termination.

7.Employee Proprietary Information and Inventions Assignment. The Employee shall be required, as a condition to employment with the Employer, to sign the Employer’s Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

8.Confidential Information. The Employee recognizes and acknowledges that certain assets of the Employer and the other Interface Companies, including, without limitation, information regarding customers, pricing policies, methods of operation, proprietary production processes, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes and trade secrets (hereinafter called “Confidential Information”) are valuable, special, and unique assets of the Interface Companies and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained within this Section 8 shall prohibit the Employee from disclosing Confidential Information if such disclosure is required pursuant to any final and non appealable order, judgment or decree of any governmental authority. Nothing contained within this Section 8 shall prohibit the Employee from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Employer waives compliance with the provisions of this Agreement, the Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required. The confidentiality obligations of the Employee set forth in this Section 8 are in addition to, and not in lieu of, the confidentiality obligations of the Employee set forth in any other non-competition agreement.

9.General.

(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 9(a):

If to the Employer:	Interface Security Systems, L.L.C.
3773 Corporate Center Drive
Earth City, Missouri 63045
Attn:    Kenneth Obermeyer
Telephone:    (314) 595-0103
Fax:        (314) 595-0376

If to the Employee:	Charles H. Moeling
327 Shoreline Circle
Newnan, Georgia 30263

(b)Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 7 and 8 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)409A Provisions.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision.  Notwithstanding any provision in this Agreement or elsewhere to the contrary, if the Employee is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), any payments or benefits due upon a termination of the Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treasury Regulation Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Section 1.409A-1(b)(9)(iii)(A) thereof), shall be delayed and paid or provided on the earlier of (i) the first day of the seventh month after the Employee’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) for any reason other than death, and (ii) the date of the Employee’s death.  Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of the Employee’s employment may only be made upon a “separation from service” as determined under Code Section 409A.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A.  In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A.  To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to the Employee, any reimbursement payment due to the Employee shall be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred, subject to the condition that the Employee has provided the Employer written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Employer’s expense reimbursement policies.  Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Employee receives in one taxable year shall not affect the amount of such reimbursements that the Employee receives in any other taxable year.  Notwithstanding any of the foregoing to the contrary, the Employer and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

(d)Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(e)Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)Arbitration, Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All administrative fees and arbitration fees shall be split equally by the Employer and the Employee. Notwithstanding the above, the Employer shall be entitled to seek a restraining order or injunction in any competent jurisdiction to prevent any continuation of any violation of any of Sections 7 or 8 hereof. The prevailing party may recover attorney’s fees in any dispute or controversy arising under or in connection with this Agreement.

(h)Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer; provided, however, this Agreement may not be assigned by the Employee without the prior written consent of the Board. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

(i)Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, any existing Employment Agreement between the parties hereto and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(j)Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.
INTERFACE SECURITY SYSTEMS, L.L.C.

By: /s/ Michael T. Shaw
Name:    Michael T. Shaw
Title:    Chief Executive Officer

EMPLOYEE:

/s/ Charles H. Moeling
Charles H. Moeling

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(Attached)

A-1

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by Interface Security Systems, L.L.C. (the “Company”), my access to the Proprietary Information (defined below) of the Company and its Affiliates (as hereinafter defined) and Third Party Information (defined below) during such employment and the compensation now and hereafter paid to me, I hereby agree as follows:
1.Non-Disclosure; Restrictive Covenants.

1.1    Recognition of Company’s Rights; Non-disclosure. The Company or its Affiliates will provide me with certain Proprietary Information, as defined herein. I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company or its Affiliates. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Company or any Affiliates and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company or its Affiliates and their assigns. The term “Affiliates” means all subsidiaries of the Company and each person or entity that controls, is controlled by, or is under common control with the Company.

1.2    Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company or any Affiliate of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”) and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company or any Affiliate of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish; provided, however, it does not violate any noncompetition covenants.

1.3    Third Party Information. I understand, in addition, that the Company or its Affiliates have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or an Affiliate) or use, except in connection with my work for the Company or an Affiliate, Third Party Information.

1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or an Affiliate any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or an Affiliate. By accepting or continuing employment, I further agree and acknowledge that I will not be in breach of any non-competition covenants that I have or may have had with any other companies or employers.

1.5    Restrictive Covenants.

(a)In consideration for being provided access to the Company’s Proprietary Information of the Company or its Affiliates and my agreement neither to improperly disclose nor utilize the Proprietary Information as set forth herein, for the period of my employment with the Company and thereafter for a period of twelve (12) months following the date of the termination of my employment, I will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, member, adviser or consultant or in any capacity provide the same or substantially the same services that I provide while employed by the Company for any business that is in competition with the Business of the Company or its Affiliates in any operations, distribution or administrative location within the Restricted Zone.

(b)In addition to any other covenants or agreements to which I may be subject, for the period of my employment with the Company and thereafter for the period ending on the second anniversary of the date of the termination of my employment, I will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, adviser, or consultant, or in any capacity whatsoever: (i) recruit, hire, assist others in recruiting or hiring, discuss employment or refer to others for employment (collectively referred to as “Recruiting Activity”) any person who is, or within the twelve (12) month period immediately preceding the date any such Recruiting Activity was, an employee or independent contractor of the Company or its Affiliates; (ii) accept employment or be retained as a consultant or independent contractor by any person under circumstances where the performance of my duties might reasonably be expected to require me to make use of or disclose confidential information of the Company and its Affiliates; or (iii) approach or solicit any customer or vendor of the Company or its Affiliates for the purpose of competing with the Company or its Affiliates or causing, directly or indirectly, any such person to cease doing business with the Company or its Affiliates.

(c)For the purposes of this Agreement, (i) the “Business of the Company or its Affiliates” means the business of installing, selling, , managing or monitoring residential or commercial security systems, secure managed broadband services, video surveillance services, digital voice services and all other managed services being provided by employer to its customers during the term of this agreement (ii) “Restricted Zone” means (A) each city and county in which the Company and its subsidiaries is located as of the date of this Agreement and at the time of your termination of employment with the Company and (B) each state in which the Company and its subsidiaries have, in aggregate, at least five hundred (500) customers at the time of your termination of employment with the Company. I agree that the scope of each of the covenants contained in this Section 1.5 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company. I further agree that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. The terms of this Section 1.5 shall not apply to the ownership by me of less than two percent (2%) of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, or the National Market System of the National Association of Securities Dealers Automated Quotation System. The provisions of this Section 1.5 will survive any termination or expiration of this Agreement.

2.Assignment of Inventions.

2.1    Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Appendix A (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Appendix A but am only to disclose a cursory name for each such invention, a listing of the parties to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Appendix A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a product, process or machine of the Company or an Affiliate, the Company and such Affiliate is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3    Assignment of Inventions. Subject to the terms hereof, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company (or to such Affiliate as the Company may direct) all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to an Affiliate or a third party as directed by the Company pursuant hereto, are hereinafter referred to as “Company Inventions.”

2.4    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment.

2.5    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7    Enforcement of Proprietary Rights. I will assist the Company and its Affiliates in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company and its Affiliates with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company or its designees.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.Return Of Property and Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all property of the Company or any Affiliate in my possession, including any computers, as well as any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the premises of the Company or any Affiliate and owned by the Company of the Company or any Affiliate, including computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or Affiliate personnel at any time with or without notice. In addition, if requested by the Company, I will destroy or permanently delete any data of the Company or any Affiliate stored on any computer or other devise in my possession. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

6.Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company or its Affiliates, the Company and its Affiliates shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or its Affiliates may have for a breach of this Agreement.

7.Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page hereto or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8.Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9.General Provisions.

9.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Texas, as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Dallas County, Texas for any lawsuit filed there against me by Company arising from or related to this Agreement.

9.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its Affiliates and their successors and assigns. Each Affiliate of the Company shall be deemed a third party beneficiary of this Agreement and entitled to enforce this Agreement and seek any remedy or damages hereunder.

9.4    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.6    Waiver; Amendments. No waiver by the Company or its Affiliates of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or its Affiliates of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

9.7    Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company or its Affiliates as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of August 10, 2015.
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS AND HAVE COMPLETELY FILLED OUT APPENDIX A TO THIS AGREEMENT.

Dated: August 10, 2015	/s/ Charles H. Moeling Charles H. Moeling

Address: 327 Shoreline Circle
Newnan, Georgia 30263

APPENDIX A
PRIOR INVENTIONS
TO:        Interface Security Systems, L.L.C.
FROM:    Charles H. Moeling
DATE:        March 30, 2012
SUBJECT:    Previous Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Interface Security Systems, L.L.C. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐    No inventions or improvements.
☐    See below:

☐     Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following parties:

Invention or Improvement	Parties	Relationship
_______________________	__________________	____________________
_______________________	__________________	____________________
_______________________	__________________	____________________

☐     Additional sheets attached.

EXHIBIT B
EMPLOYEE BONUS PLAN
(August 10, 2015 - September 14, 2017)

For the 12 month period commencing on April 1, 2013 and ending on September 14, 2017, the Employee shall be paid the Employee Bonus based on the Employer achieving the RMR targets under the following Employee Bonus Plan:

1.
For the first calendar month of each quarter, the Employee shall be paid the Employee Bonus in the second month of such quarter (according to the Employer’s payroll polices) based upon the RMR targets booked by the Employer during the calendar month, utilizing the commission scale on Appendix II attached hereto.

2.
For the second calendar month of each quarter, the Employee shall be paid the Employee Bonus in the third month of such quarter (according to the Employer’s payroll polices) based upon the aggregate RMR booked by the Employer during the first and second calendar month of such quarter, utilizing the commission scale on Appendix II attached hereto multiplied by 2.

3.
For the third calendar month of each quarter, the Employee shall be paid the Employee Bonus in the first month immediately following the end of such quarter (according to the Employer’s payroll polices) based upon the aggregate RMR booked by the Employer during the first, second and third calendar month of such quarter, utilizing the commission scale on Appendix II attached hereto multiplied by 3.

4.
The Employee shall be entitled to receive a monthly payment of $8,000 (the “Draw Amount”); provided that any Employee Bonus earned by the Employee pursuant to (1)-(3) above with respect to any calendar quarter shall be offset, on a dollar for dollar basis, first against the aggregate amount of any Draw Amounts previously paid to the Employee during such quarter. If the Employee Bonus with respect to any calendar quarter is less than $24,000, the Draw Amount for such calendar quarter shall be the Employee Bonus for such quarter and no additional Employee Bonus shall be deemed earned by or payable to the Employee under this Employer Bonus Plan.

5.	For purposes of this Employee Bonus Plan, the minimum RMR targets necessary to achieve the Employee Bonus shall be $387,000 for each quarter and $1,548,000 for the full year.

6.
Exception Deals: Employee and Company agrees that there may be certain deals, total sales from one customer with aggregate RMR over $200,000, which fall outside of this Employee Bonus Plan and require different compensation criteria. Exception Deals will be agreed upon in writing prior to the deal being executed by the Company and Customer.

7.
Transition Months: The Company recognizes the impact that the sales cycle has in driving and achieving the sales results outlined in this Bonus Plan. For the period April 1, 2013 through September 30, 2013, the Employee shall be entitled to receive the greater of a) the Employee Bonus based on the prior Employee Bonus Plan executed in March 2012; or b) the Employee Bonus outlined in this agreement.

8.	Long Term Incentive Compensation: The Company shall establish a long term executive compensation plan for Employee.

APPENDIX I
COMMISSION SCALE